UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 11, 2006 (July 5, 2006)

Hartman Commercial Properties REIT
(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-50256	76-0594970
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1450 West Sam Houston Parkway North, Suite 100 Houston, Texas 77043
(Address of principal executive offices)
(Zip Code)

(713) 467-2222
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 5, 2006, the Board of Trustees (the “Board”) of Hartman Commercial Properties REIT (the “Company”) approved the appointment of James C. Mastandrea to serve as a member of its Board of Trustees. Mr. Mastandrea will serve as a trustee with a term expiring at the Company’s 2007 Annual Meeting of Shareholders, and he has been appointed to serve on the Board’s Audit Committee, Nominating and Governance Committee, Compensation Committee, and Conflicts Committee. Mr. Mastandrea is an independent director, as that term is defined under the Nasdaq listing standards. There are no arrangements or understandings between Mr. Mastandrea and any other person pursuant to which Mr. Mastandrea was selected as a trustee. Since the beginning of the Company’s last fiscal year, Mr. Mastandrea has had no direct or indirect interest in any transaction to which the Company was a party.

Mr. Mastandrea currently serves as Chairman of the Board of Trustees and Chief Executive Officer of Paragon Real Estate Equity and Investment Trust. Mr. Mastandrea has previously served as Chairman and Chief Executive Officer of MDC Realty Corporation of Chicago, Illinois, and as Chairman of the Board of Trustees and Chief Executive Officer of First Union Real Estate Investments (NYSE), a publicly-traded real estate investment trust headquartered in Cleveland, Ohio.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Hartman Commercial Properties REIT
Dated: July 11, 2006	By: /s/ John A. Good
Name: John A. Good
Title: Assistant Secretary